Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

Purple Labs S.A., a French corporation

and

Openwave Systems Inc., a Delaware corporation

Dated as of June 27, 2008

i

	2.19	Proceedings; Orders	13

	2.20	Tax Matters	13

	2.21	Transactions with Directors, Officers, Managers, and Affiliates	14

	2.22	Brokers	14

	2.23	Restrictions on Business Activities	14

	2.24	Financial Information	15

	2.25	Tangible Assets	15

	2.26	Full Disclosure	15

3.	Representations and Warranties of the Purchaser		15

	3.1	Due Organization	15

	3.2	Qualification to Do Business	15

	3.3	Authority; Binding Nature Of Agreements	15

	3.4	Non-contravention	16

	3.5	Consents	16

	3.6	Brokers	16

4.	Indemnification		16

	4.1	Survival of Representations	16

	4.2	Indemnification By The Seller	16

	4.3	Indemnification By The Purchaser	17

	4.4	Limitations	17

	4.5	Exclusivity Of Indemnification Remedies	18

	4.6	Defense Of Third Party Claims	18

	4.7	Claims for Indemnification; Exercise Of Remedies By Indemnitees Other Than The Purchaser or Seller	19

ii

5.	Certain Other Agreements; Post-Closing Covenants		20

	5.1	Publicity	20

	5.2	Nonsolicitation of Employees	21

	5.3	Noncompetition	21

	5.4	Assignment of Contracts	21

	5.5	Accounts Receivable	22

	5.6	Employees and Employee Benefits	22

6.	Miscellaneous Provisions		24

	6.1	Further Assurances	24

	6.2	Continuing Access to Information and Confidentiality	25

	6.3	Fees and Expenses	26

	6.4	Sales Taxes	26

	6.5	Attorneys’ Fees	26

	6.6	Notices	26

	6.7	Time Of The Essence	27

	6.8	Headings	27

	6.9	Counterparts	27

	6.10	Governing Law; Venue	28

	6.11	Successors And Assigns; Parties In Interest	28

	6.12	Remedies Cumulative; Specific Performance	29

	6.13	Waiver	29

	6.14	Amendments	29

	6.15	Severability	29

	6.16	Entire Agreement	29

	6.17	Disclosure Schedule	29

	6.18	Construction	30

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 27, 2008, by and between Purple Labs S.A., a French corporation (the “Purchaser”), and Openwave Systems Inc., a Delaware corporation (the “Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Seller is a publicly traded provider of software to communications service providers and, in particular, develops, markets and licenses software for deployment on mobile devices as part of the Business.

B. The Seller wishes to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain assets owned by the Seller necessary to continue the Business on the terms set forth in this Agreement.

C. Seller uses in Seller’s Remaining Business certain intellectual property and assets that Purchaser desires to use to conduct the Business and therefore, each of Seller and Purchaser shall grant a license to certain intellectual property and assets for Purchaser’s use in the Business and Seller’s use in Seller’s Remaining Business, respectively, on the terms set forth in this Agreement.

D. In connection with the foregoing purchase and license of assets, the Purchaser desires to assume, and the Seller desires to assign to Purchaser, certain liabilities of the Seller on the terms set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises, the mutual agreements and respective covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

(v)	Sale of Assets; Related Transactions.

1.1 Purchase and Sale of Assets. The Seller shall sell, assign, transfer, convey and deliver to the Purchaser or its designee, and the Purchaser shall purchase, acquire and accept from the Seller, at the Closing, all of the Seller’s and the Seller’s Subsidiaries’ right, title and interest in, to and under the Assets on the terms and subject to the conditions set forth in this Agreement. The Assets shall be conveyed free and clear of all Encumbrances, except Permitted Encumbrances. For purposes of this Agreement, “Assets” shall mean all of the equipment, Assigned Contracts, Seller IP and other tangible and intangible assets of the Seller set forth on Schedule 1.1(a) attached hereto and any Contract assumed by the Purchaser pursuant to Section 6.1(b).

Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the term “Assets” does not include any accounts receivable arising out of goods sold or services rendered before June 13, 2008 or any Contracts which are not listed on Schedule 1.1(a) or assumed pursuant to Section 6.1(b) (collectively, the “Excluded Assets”).

1.2 Purchase Price.

i. As consideration for the sale of the Assets to the Purchaser, the Purchaser shall pay to Seller Thirty Two Million U.S. Dollars ($32,000,000) (the “Purchase Price”), payable as set forth below.

1. At the Closing, the Purchaser shall pay to the Seller Twenty Million U.S. Dollars ($20,000,000) in cash or by wire transfer of immediately available funds to an account or accounts designated by the Seller (the “First Installment”);

2. On or before July 31, 2008, Purchaser shall issue to the Seller a warrant to purchase 2.0% of the outstanding equity securities of Purchaser on a fully diluted basis, at a purchase price of €27 per share; and

3. Within seven days after the Closing Date, the Purchaser shall pay to the Seller the balance of the Purchase Price (the “Second Installment”) as follows: (a) $4,200,000 shall be deposited with the Escrow Agent pursuant to the Indemnification Escrow Agreement by wire transfer of immediately available funds; (b) $5,800,000 shall be paid to the Seller in cash or by wire transfer of immediately available funds to an account or accounts designated by the Seller; and (c) $2,000,000 shall be deposited with the Escrow Agent by wire transfer of immediately available funds pursuant to the Microsoft Escrow Agreement.

ii. In addition to payment of the Purchase Price, at the Closing, the Purchaser shall assume the Assumed Liabilities. For purposes of this Agreement the term “Assumed Liabilities” shall mean and include only the:

1. Liabilities of the Seller pursuant to the terms of the Assigned Contracts, but only to the extent such Liabilities: (A) arise after the Closing Date; (B) do not arise from or relate to any breach by Seller or any subsidiary of Seller of any provision of any such Assigned Contracts; and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Assigned Contracts; provided, however, that notwithstanding the foregoing, “Assumed Liabilities” shall include indemnity claims pursuant to the terms of the Assigned Contracts arising from sales made and services rendered prior to the Closing, but only to the extent such indemnity claim Liabilities: (A) are based on claims made or otherwise arising after the Closing; (B) do not arise from any breach by Seller of any provision of any such Assigned Contracts other than the warranty provisions thereof; and (C) do not arise from any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice, would constitute a breach of any of such Assigned Contracts, other than related to the warranty provisions thereof;

2. Warranty and support claims pursuant to the terms of the Assigned Contracts and arising from sales made and services rendered prior to the Closing, but only to the extent such claims are made after the Closing or are specified in the Disclosure Schedule; and

3. Accounts payable (excluding payroll) arising out of goods purchased or services rendered on or after June 13, 2008.

iii. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not be required to assume, perform or discharge any Liability of any kind of Seller or any of its Affiliates (whether or not related to the Business or the Assets) other than the Assumed Liabilities, and all such Liabilities (including the Retained Employment Liabilities and the Retained Sales Tax Liabilities) shall remain solely the responsibility of the Seller (the “Excluded Liabilities”).

iv. If for any reason, or no reason at all, the Purchaser fails to pay to the Seller the Second Installment within the seven day period as set forth in Section 1.2(a)(ii), then the Seller shall have the right, in its sole discretion, to unilaterally rescind this Agreement upon written notice to the Purchaser. If the Seller rescinds this Agreement under this clause (e), then the Transactions shall thereupon be unwound, and the Purchaser shall promptly return, assign, transfer, convey and deliver all Assets to the Seller, and the Seller shall promptly refund the First Installment to the Purchaser less a break-up fee equal to One Million U.S. Dollars ($1,000,000). The Seller shall be entitled to such break-up fee as compensation for certain costs and expenses incurred by the Seller and its Affiliates as a result of the Transactions, and such fee shall not be deemed to be liquidated damages.

1.3 Closing.

v. The closing of the sale of the Assets to, and the assumption of the Assumed Liabilities by, the Purchaser (the “Closing”) is taking place concurrently with the execution hereof at the offices of Coblentz, Patch, Duffy & Bass, LLP, One Ferry Building, Suite 200, San Francisco, California, 94911. For purposes of this Agreement, “Closing Date” shall mean 12:01 a.m. local time in San Francisco, California on June 27, 2008.

vi. At the Closing, the Seller is concurrently delivering to the Purchaser an executed counterpart to the Indemnification Escrow Agreement, the Microsoft Escrow Agreement, a Bill of Sale and Assignment and Assumption Agreement (the “Bill of Sale”), a Patent Assignment Agreement (the “Patent Assignment”), a Trademark Assignment Agreement (the “Trademark Assignment”), an Intellectual Property License Agreement (the “License Agreement”) and a Transition Services Agreement (the “Transition Services Agreement”).

vii. At the Closing, the Purchaser shall deliver to the Seller the First Installment of the Purchase Price and is concurrently delivering to the Seller an executed counterpart to the Indemnification Escrow Agreement, the Microsoft Escrow Agreement, the Bill of Sale, the License Agreement and the Transition Services Agreement.

(vi)	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

Subject to the foregoing and except as set forth on the Disclosure Schedules, the Seller represents and warrants as of the Closing Date, to and for the benefit of the Purchaser, as follows:

1.4 Due Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own the Assets and to conduct the Business as now conducted.

1.5 Qualification to Do Business. Seller is duly qualified to conduct the Business as a foreign corporation and is in good standing in every jurisdiction in which the character of the Assets, the Leased Real Property or the nature of the Business as conducted by the Seller makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

1.6 Non-contravention. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the execution and delivery of any of the Transaction Documents, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

i. contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the Assets, is subject;

ii. contravene, conflict with or result in a violation of Seller’s Certificate of Incorporation or bylaws;

iii. contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Assigned Contract;

iv. give any Person the right to (i) declare a default or exercise any remedy under any Assigned Contract, (ii) accelerate the maturity or performance of any Assigned Contract, or (iii) cancel, terminate or modify any Assigned Contract; or

v. result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

1.7 Consents. Except as set forth in Section 2.4 of the Disclosure Schedule, the Seller is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person or Governmental Body in connection with the execution and delivery of any of the Transaction Documents or the consummation or performance of any of the Transactions, except with respect to any notice, filings or Consents required under any anti-trust or anti-competition law, regulation or statute of any Governmental Body in any jurisdiction in which the Purchaser conducts business.

1.8 Authority; Binding Nature Of Agreements. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transaction Documents to which it is a party; and the execution, delivery and performance by the Seller of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Seller. No vote of the Seller’s stockholders is necessary in order to execute, deliver or perform this Agreement. Assuming the Purchaser’s duly authorized execution hereof and thereof, if applicable, this Agreement and each of the other Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

1.9 Title To Assets. The Seller owns, and has good and valid title to, all of the Assets. The Assets are owned by the Seller free and clear of any Encumbrances other than Permitted Encumbrances. The Assets, together with Purchaser’s rights under the Transaction Documents, will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets (excepting personnel) necessary to enable the Purchaser to conduct the Business in the manner in which such Business has recently been conducted by the Seller. No subsidiary or Affiliate of the Seller owns (or has any rights with respect to) any properties or tangible or intangible assets that are necessary for the conduct of, or that are primarily used in or held for use for, the Business. Except as otherwise set forth in this Agreement, the Assets are conveyed “AS IS” with no warranty and all other warranties, express and implied, are hereby disclaimed, including, without limitation, any implied warranties of fitness for purpose, merchantability or non-infringement.

1.10 Intellectual Property.

vi. Section 2.7(a) of the Disclosure Schedule identifies:

1. each item of Registered IP, the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

2. all Intellectual Property licensed to the Seller and that is used to conduct the Business (other than (1) readily-available off-the-shelf commercial software that is licensed to Seller for its internal use subject to standard terms, and is generally available under such standard terms for a one-time fee of less than ten thousand U.S. dollars (U.S. $10,000), and (2) non-customized back-office software that is used by Seller solely for its own internal administrative purposes but is not incorporated into, or used directly in the development, manufacturing, testing, distribution, or support of, any Seller Product) and the corresponding Contract or Contracts pursuant to which such Intellectual Property is licensed to the Seller;

3. each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable), immunity, or interest in, any Seller IP, other than nonexclusive, executable-code software licenses granted in the ordinary course of business to end-user customers of the Business pursuant to end-user license agreements that do not substantially deviate from the Seller‘s standard form of end user license agreement; and

4. any other material Seller IP not otherwise required to be listed pursuant to (i) through (iii) of this Section 2.7(a).

vii. Seller exclusively owns all right, title and interest to and in (or, in the case of Seller IP that is exclusively licensed to Seller, has a valid and enforceable license to use) the Seller IP free and clear of any Encumbrances (other than (i) licenses granted pursuant to the Contracts listed in Section 2.7(a)(iii) of the Disclosure Schedule and (ii) nonexclusive, executable-code software licenses granted in the ordinary course of business to consumer end-user customers of the Business). No Seller IP is subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Purchaser or any of its Affiliates to use, exploit, assert, or enforce any Seller IP anywhere in the world. Without limiting the foregoing:

1. All documents and instruments necessary to perfect the rights of the Seller in the Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

2. Each Person who is or was an employee or independent contractor of the Seller and who is or was involved in the creation or development of any Seller IP (except for Magic4 Trademarks) has signed an enforceable agreement containing an assignment of Intellectual Property Rights to the Seller and confidentiality provisions protecting the Seller IP, and no such Person has any past, present, or future right to or ownership of such Intellectual Property Rights (including any right to revoke such assignment).

3. No Seller Employee has asserted any written claim, right (whether or not currently exercisable) or interest to or in any Seller IP. No Seller Employee who is or was involved in the creation or development of any Seller IP is (A) to Seller’s Knowledge, bound by or otherwise subject to any Contract restricting him from performing his duties for the Seller; or (B) to Seller’s Knowledge, in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Seller.

4. No funding, facilities or personnel of any Governmental Body or any college, university, or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP.

viii. The Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Seller and used primarily in the Business.

ix. The Seller owns or otherwise has all necessary rights to conduct the Business as conducted by the Seller on the Closing Date. After the Closing and execution by Purchaser of the Transaction Documents, the Purchaser has, or will be able to obtain through the exercise of Purchaser’s rights pursuant to Section 3.2 of the License Agreement, all Intellectual Property Rights necessary to conduct the Business as Seller conducted the Business on the Closing Date.

x. To Seller’s Knowledge, all Seller IP (except for Magic4 Trademarks) is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

1. Each U.S. patent application and U.S. patent that constitutes Seller IP was filed within one year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent that constitutes Seller IP has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.

2. No trademark or trade name that constitutes Seller IP (other than each of the Magic4 Trademarks) conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) that constitutes Seller IP and is not a Magic4 Trademark. For purposes of clarification, no representations or warranties are made by Seller regarding any Magic4 Trademark or the scope, validity, enforceability, condition or status of any Magic4 Trademark and Buyer acquires all rights in Magic4 Trademarks on an “as is” basis.

3. Each item of Seller IP that is Registered IP is and at all times has been in compliance with all legal requirements to maintain its status as Registered IP, and all filings, payments, and other actions required to be made or taken to maintain such item of Seller IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright or any other type of Registered IP that constitutes Seller IP has been abandoned, allowed to lapse, or rejected. None of the above representation applies to Magic4 Trademarks.

4. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any Seller IP is being, has been, or could reasonably be expected to be contested or challenged. To Seller’s Knowledge, there is no basis for a claim that any Seller IP is invalid or unenforceable as a result of patent or copyright misuse or on any other grounds.

xi. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP. Section 2.7(f) of the Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any Representative of the Seller regarding any actual, alleged or suspected infringement or misappropriation of any Seller IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

xii. Neither the execution, delivery, or performance of this Agreement (or any of the Transaction Documents) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Transaction Documents) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Seller IP; (b) the release, disclosure, or delivery of any Seller IP by or to any escrow agent or other Person; or (c) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Seller IP.

xiii. The Seller’s operation of the Business has not infringed (directly, contributorily, by inducement, or otherwise) or otherwise violated, misappropriated, or made unlawful use of any Intellectual Property Rights of any other Person. Without limiting the foregoing, neither the use of Seller IP nor the use of Licensed IP as permitted under the License Agreement, nor the license, the use or sale of Seller Product in operation of the Business infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person. None of the Seller IP, Licensed IP or the Seller Product contain any Intellectual Property misappropriated from any other Person.

xiv. No claim or Proceeding involving any Seller IP, Seller Products, or the Business is (i) pending before any Governmental Body, arbitrator, or arbitration panel; or (ii) to Seller’s Knowledge, was threatened against Seller.

xv. Except as set forth in Section 2.7(j) of the Disclosure Schedule, no source code for any software (including drivers, firmware, APIs, and interface modules) constituting Seller IP (“Seller Software”) has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller. Except as set forth in Schedule 2.7(j), the Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.

xvi. Except as set forth in Section 2.7(k) of the Disclosure Schedule, to Seller’s Knowledge, the Seller has not incorporated any Open Source Software into any Seller Product; provided, however, that the foregoing representation and warranty does not apply with respect to any incorporation of Open Source Software into a Magic4 Product that may have occurred prior to the Magic4 Purchase Date. To Seller’s Knowledge, Seller has under no circumstances used, modified, or distributed any Open Source Software in a manner that would require any portion of a Seller Product (other than that portion of a Magic4 Product consisting of Open Source Software that was already present in such Magic4 Product as of the Magic4 Purchase Date) to be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge (e.g., software licensed to the Seller under the GNU General Public License, GNU Lesser General Public License, or Mozilla Public License).

1.11 Contracts.

xvii. The Seller has delivered to the Purchaser accurate and complete copies of all Contracts identified in Schedule 1.1(a), including all amendments thereto (collectively, the “Assigned Contracts”). Each Assigned Contract is valid and in full force and effect, enforceable in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity). To Seller’s Knowledge, with respect to each such Assigned Contract, the parties thereto have not agreed to enter into any material amendment or to otherwise make any material modification to such Assigned Contract, except in the ordinary course of business.

xviii. Except as set forth in Section 2.8(b) of the Disclosure Schedule: (i) neither Seller, nor, to Seller’s Knowledge, any other Person has violated or breached, or declared or committed any default under, any Assigned Contract; (ii) to Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Assigned Contract, (B) give any Person the right to declare a default or exercise any remedy under any Assigned Contract, (C) give any Person the right to accelerate the maturity or performance of any Assigned Contract or (D) give any Person the right to cancel, terminate or modify any Assigned Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assigned Contract; and (iv) the Seller has not waived any right under any Assigned Contract.

xix. To Seller’s Knowledge, each Person against which the Seller has or may acquire any rights under any Assigned Contract is solvent and is able to satisfy all of such Person‘s current and future monetary obligations and other obligations and Liabilities thereunder.

xx. Except as set forth in Section 2.8(d) of the Disclosure Schedule, the Seller has no Knowledge of any basis upon which any party to any Assigned Contract may object to (i) the assignment to the Purchaser of any right under such Assigned Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Assigned Contract.

1.12 Compliance with Legal Requirements. Except as set forth in Section 2.9 of the Disclosure Schedule: (a) the Seller’s conduct of the Business is, and has been during and since the quarter ended March 31, 2008, in material compliance with each Legal Requirement that is applicable to it; (b) no event has occurred, and, to Seller’s Knowledge, no condition or circumstance exists, that would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement applicable to the conduct of the Business or the ownership or use of any of the Assets; and (c) the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to the conduct of the Business or the ownership or use of any of the Assets.

1.13 Governmental Authorizations. Section 2.10 of the Disclosure Schedule sets forth each Governmental Authorization that is held by the Seller that is applicable to the conduct of the Business or the ownership or use of any of the Assets. The Seller has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Section 2.10 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. To Seller’s Knowledge, each Governmental Authorization identified or required to be identified in Section 2.10 of the Disclosure Schedule is valid and in full force and effect as of the Closing Date. Except as set forth in Section 2.10 of the Disclosure Schedule: (i) the Seller is and has at all times been in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 2.10 of the Disclosure Schedule; (ii) no event has occurred, and, to Seller’s Knowledge, no condition or circumstance exists, that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Section 2.10 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Section 2.10 of the Disclosure Schedule; (iii) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Section 2.10 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Section 2.10 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct the Business in the manner in which such Business is currently being conducted, and (ii) to permit the Seller to own and use the Assets in the manner in which they are currently owned and used.

1.14 Employee And Labor Matters.

xxi. Section 2.11(a) of the Disclosure Schedule sets forth, with respect to each Seller Employee employed by Seller as of the Closing Date:

1. the name of such employee;

2. such employee’s title; and

3. such employee’s annualized compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) as of the Closing Date (as if they had continued to be employed for all of calendar year 2008).

xxii. To the Knowledge of the Seller, no Seller Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that could reasonably be expected to have a material effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Business; or (B) the Business.

xxiii. Section 2.11(c) of the Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor to the Business to whom the Seller has made, or is obligated to make, payments totaling in excess of $200,000 during any twelve month period since January 1, 2007.

xxiv. Except as set forth on Section 2.11(d) of the Disclosure Schedule, Seller is not a party to any collective bargaining agreement or other labor union contract applicable to any Seller Employee, other than any such collective bargaining agreement or such other labor union contract required under French law, nor does the Seller know of any activities or proceedings of any labor union within the preceding three years to organize any such employees.

xxv. Except as set forth in Section 2.11(e) of the Disclosure Schedule, to the extent related to the Business: (i) Seller is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation, the collection and payment of withholding and/or social security Taxes and terms and conditions of employment; (ii) there are no charges with respect to or relating to the Seller pending or, to Seller’s Knowledge, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency or administrative body responsible for the prevention of unlawful employment practices or the enforcement of labor or employment laws; and (iii) the Seller has not received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Seller and no such investigation is in progress.

1.15 Employee Benefit Plans and Compensation.

xxvi. Section 2.12(a) of the Disclosure Schedule sets forth each Seller Employee Plan related to the Business with respect to any Seller Employee who is employed by Seller in the United Kingdom, France or Korea (collectively, the “Foreign Seller Employee Plans”).

xxvii. True, correct and complete copies of each Foreign Seller Employee Plan have been made available or provided to Purchaser.

xxviii. All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Foreign Seller Employee Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) except for any instances of noncompliance that would not reasonably be expected to result in any material liability to the Sellers or any Seller Affiliate.

xxix. Except as set forth on Section 2.12(d) of the Disclosure Schedule, to Seller’s Knowledge, the Foreign Seller Employee Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of the applicable laws of the jurisdiction under which each such Foreign Seller Employee Plans has been maintained.

1.16 Property. The Seller does not own any real property that is used in connection with the Business.

1.17 Environmental Matters.

Except as disclosed on Section 2.14 of the Disclosure Schedule, with respect to the Business:

xxx. the Seller is in compliance in all material respects with all applicable Legal Requirements relating to pollution or the protection of the environment (“Environmental Laws”), which compliance includes obtaining, maintaining and complying in material respects with all material licenses, permits and other authorizations required under all Environmental Laws;

xxxi. to Seller’s Knowledge, the Seller has not received any notice of violation or potential liability under any Environmental Laws from any Person or any governmental agency inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Business, which is outstanding;

xxxii. the Seller is not subject to any outstanding orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits or proceedings relating to the Business pending or, to Seller’s Knowledge, threatened, against the Seller under any Environmental Laws; and

xxxiii. Seller has made available to the Purchaser copies of all environmental studies, investigations, reports or assessments prepared by or for the Seller or in the Seller’s possession, concerning the Business or the Assets.

1.18 Products and Product Development. Each proprietary product or service developed, manufactured, marketed or sold by the Seller primarily as part of the Business as of the Closing Date, and each product or service (if any) presently under development by the Seller primarily as part of the Business, is set forth in Section 2.15 of the Disclosure Schedule.

1.19 Performance Of Services. To Seller’s Knowledge, all services performed by the Seller while conducting the Business prior to the date of Closing have been performed in all material respects in conformity with the terms and requirements of the applicable Contracts and all applicable Legal Requirements. There is no claim pending or, to Seller’s Knowledge, being threatened against the Seller relating to any services performed by the Seller in the operation of the Business.

1.20 Suppliers and Customers.

xxxiv. Section 2.17(a) of the Disclosure Schedule sets forth a list of the top 7 suppliers of the Business during fiscal year 2007, from whom Seller has purchased goods and/or services. No such supplier has expressed in writing, and to Seller’s Knowledge no such supplier has expressed verbally, to the Seller its intention to cancel or otherwise terminate or materially reduce or materially and adversely modify its relationship with respect to the Business.

xxxv. Section 2.17(b) of the Disclosure Schedule sets forth a list of the top 10 customers of the Business to whom Seller has sold goods and/or services, by revenue derived by the Seller during fiscal year 2007. No such customer has expressed in writing, and to Seller’s Knowledge no such customer has expressed verbally, to the Seller its intention to cancel or otherwise terminate or materially reduce or materially or adversely modify its relationship with respect to the Business.

1.21 Insurance.

xxxvi. As of the Closing, the Seller maintains insurance customary and typical for the size and nature of the Business. Such policies are valid, enforceable and in full force and effect. All premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

xxxvii. The Seller has not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies referred to above or (ii) any indication that the issuer of any such policies may be unwilling or unable to perform any of its obligations thereunder.

1.22 Proceedings; Orders. Except as set forth in Section 2.19 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened in writing to Seller or any Seller Representative to commence any Proceeding: (i) that relates to or could reasonably be expected to effect the Business or any of the Assets (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Section 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or, to Seller’s Knowledge, other condition or circumstance exists, that reasonably might be expected to, directly or indirectly, give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has delivered to the Purchaser accurate and complete copies of all correspondence and other written materials that relate to the Proceedings identified in Section 2.19 of the Disclosure Schedule. There is no Order to which the Business, or any of the Assets, is subject. To the Knowledge of the Seller, no Seller Employee is subject to any Order that may prohibit such employee from engaging in or continuing any conduct, activity or practice relating to the Business. There is no proposed Order that, if issued or otherwise put into effect, (i) could reasonably be expected to have a Material Adverse Effect; (ii) would substantially impair the ability of the Seller to comply with or perform any covenant or obligation under any of the Transaction Documents, or (iii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

1.23 Tax Matters. Except as set forth on Section 2.20 of the Disclosure Schedule:

xxxviii. the Seller has filed on or prior to the due date (after giving effect to any extensions) all Tax returns required by applicable law to have been filed by Seller or any of its Affiliates that relate in whole or in part to the Business or the Assets, and all Taxes shown to be due on such Tax returns have been timely paid;

xxxix. there is no action, suit, proceeding, investigation, audit or claim now pending against the Seller in respect of any Tax with respect to the Businesses or the Assets, nor, to the Seller’s Knowledge, has any claim for additional Tax been overtly threatened against the Seller by any Tax authority with respect to the Business or the Assets;

xl.(i) there is no outstanding request for any extension of time for the Seller to pay any Taxes or file any Tax returns with respect to the Business or the Assets; and (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Seller with respect to the Business or the Assets that is currently in force;

xli. the Seller has withheld all Taxes required to have been withheld by it in connection with any amounts paid to any Seller Employee, creditor, independent contractor or other third party relating to the Business, and has paid over to the proper Governmental Body all amounts required to have been so withheld and paid over.

1.24 Transactions with Directors, Officers, Managers, and Affiliates. Except as set forth in Section 2.21 of the Disclosure Schedule, the Seller is not a party to any Contract with any of the directors, officers or stockholders or, to the Knowledge of the Seller, any Seller Affiliate or any family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person) primarily used in connection with the Business; (ii) licenses technology (either to or from such Person) primarily used in connection with the Business; (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person that is primarily used in connection with the Business; (iv) purchases products or services from such Person used primarily in connection with the Business; (v) pays or receives commissions, rebates or other payments in connection with the Business; (vi) lends or borrows money in connection with the Business; or (vii) provides or receives any other material benefit in connection with the Business. To the Knowledge of Seller, during the past two years, none of the directors, officers or stockholders of the Seller, or any family member of any such Person, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a customer of the Seller in connection with the Business or has competed with the Business. No Seller Affiliate owns or has any rights in or to any of the Assets.

1.25 Brokers. Except as set forth in Section 2.22 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Seller who might be entitled to any fee or commission from the Purchaser upon the consummation of the Transactions.

1.26 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Seller is a party or is otherwise subject to which has had or could be reasonably expected to have the effect of prohibiting or impairing the Transactions, the operation of the Business (as currently operated by the Seller) or the acquisition of the Assets.

1.27 Financial Information. The Seller has provided to the Purchaser a statement of income and supporting schedules as of and for the three months ended March 31, 2008 for the Business (the “Financial Statements”). The revenue amount reflected in the Financial Statements were extracted from the Seller’s financial statements for the corresponding period. Certain direct expenses reflected in the Financial Statements were either extracted from the Seller’s financial statements for the corresponding period, or represent an estimate of expenses based upon management’s best estimate of direct resources assigned, including allocations for Facilities and Information Technology. Costs such as executive management, general and administrative (including finance, legal and human resources), sales operations and marketing communications, were excluded.

1.28 Tangible Assets. Each tangible asset listed in Schedule 1.1(a) is free from patent defects and, to the Seller’s Knowledge, is free from latent defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used, and, with respect to each such tangible asset which is leased by the Seller, is in the condition required by the terms of the lease applicable thereto.

1.29 Full Disclosure. To Seller’s Knowledge, neither this Agreement nor the Disclosure Schedule contains any untrue statement of material fact; and, to Seller’s Knowledge, neither this Agreement nor the Disclosure Schedule omits to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. To Seller’s Knowledge, all of the information set forth in the Disclosure Schedule is accurate and complete in all material respects.

(vii)	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants as of the Closing Date, to and for the benefit of the Seller, as follows:

1.30 Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of France and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted.

1.31 Qualification to Do Business. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

1.32 Authority; Binding Nature Of Agreements. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which the Purchaser is a party, and the execution and delivery hereof and thereof by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement and each of the other Transaction Documents to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

1.33 Non-contravention. Neither the execution and delivery of any of the Transaction Documents, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject.

1.34 Consents. Purchaser is not, nor will be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person or Governmental Body in connection with the execution and delivery of any of the Transaction Documents or the consummation or performance of any of the Transactions, except with respect to any notice, filings or Consents required under any anti-trust or anti-competition law, regulation or statute of any Governmental Body in any jurisdiction in which the Seller conducts the Business.

1.35 Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Purchaser who might be entitled to any fee or commission upon the consummation of the Transactions.

(viii)	INDEMNIFICATION.

1.36 Survival of Representations.

i. Subject to Section 4.1(b): (i) the Specified Representations shall survive the Closing until the expiration of the applicable statute of limitations; and (ii) the other representations and warranties of Seller shall survive the Closing and shall expire at 5:00 p.m. local time in San Francisco, California on the date 15 months following the Closing; provided, however, that if a Claim Notice with respect to a particular representation or warranty of Seller is given to Seller on or prior to the applicable expiration date of such representation or warranty, then, notwithstanding anything to the contrary contained in this Section 4.1(a), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 4.2) has been fully and finally resolved.

ii. The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

1.37 Indemnification By The Seller. The Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a direct or indirect result of:

iii. any Breach of any representation, or warranty made by the Seller in this Agreement;

iv. any Breach of any covenant made by the Seller in this Agreement;

v. any Liability arising out of the operation of the Business or ownership of the Assets prior to the Closing, which is not an Assumed Liability and which arises, out of a breach of any representation, warranty or covenant made by Seller in this Agreement;

vi. any failure to timely fulfill or discharge any of the Excluded Liabilities; or

vii. any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clauses (a), (b), (c) or (d) of this Section 4.2 (including any Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Section 4.2).

1.38 Indemnification By The Purchaser. The Purchaser shall hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by the Seller Indemnitees or to which the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

viii. any Breach of any representation or warranty made by the Purchaser in this Agreement;

ix. any Breach of any covenant made by the Seller in this Agreement

x. any failure to timely fulfill or discharge any of the Assumed Liabilities; or

xi. any Liability arising out of or related to the operation of the Business or ownership of the Assets on or after Closing; or

xii. any Proceeding relating directly or indirectly to any failure or Breach of the type referred to in clauses (a), (b), (c) or (d) of this Section 4.3 (including any Proceeding commenced by the Seller Indemnitees for the purpose of enforcing rights under this Section 4.3).

1.39 Limitations.

xiii. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 4.4(e), the aggregate Liability of the Seller with respect to representations and warranties, other than the Specified Seller Representations (for which the aggregate Liability of the Seller shall not be limited), shall not exceed $4,200,000, and the aggregate Liability of the Purchaser with respect to representations and warranties, other than the Specified Purchaser Representations (for which the aggregate Liability of the Purchaser shall not be limited), shall not exceed $4,200,000.

xiv. Subject to Section 4.4(e), the amount of any Damages for which indemnification is provided under this Section 4 shall be net of any amounts in excess of $75,000 recovered by the Indemnitees (less any increase in insurance costs and payment of deductibles incurred or expected to be incurred in connection with such recovery) under any applicable insurance policies with respect to such Damages.

xv. Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 4.4(e), the Seller shall not have any liability for indemnification under Section 4.2(a) (and Section 4.2(f) to the extent related to Section 4.2(a)) with respect to representations and warranties other than the Specified Seller Representations unless the aggregate of all Damages relating thereto for which the Seller Indemnitees would, but for this Section 4.4(c) be liable, exceeds on a cumulative basis an amount equal to $225,000, and then only to the extent such aggregate amount of Damages exceeds $75,000.

xvi. Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 4.4(e), the Purchaser shall not have any liability for indemnification under Section 4.3(a) (and Section 4.3(e) to the extent related to Section 4.3(a)) with respect to representations and warranties other than the Specified Purchaser Representations unless the aggregate of all Damages relating thereto for which the Purchaser Indemnitees would, but for this Section 4.4(d) be liable, exceeds on a cumulative basis an amount equal to $225,000, and then only to the extent such aggregate amount of Damages exceeds $75,000.

xvii. Neither the limitations set forth in this Section 4.4 nor the limitations set forth in Section 4.1 or elsewhere in this Agreement shall apply in the case of, or limit any rights or remedy of any Indemnitee for, claims based on fraudulent or intentional misrepresentation.

1.40 Exclusivity Of Indemnification Remedies. Except as otherwise expressly set forth in this Agreement, the remedies set forth in this Section 4 shall constitute the parties’ exclusive monetary remedies for any breach of this Agreement. In no event shall any party be entitled to any indirect, special, consequential or punitive damages except to the extent such damages are included in Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time in connection with a third party claim.

1.41 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person other than a party hereto of any claim or Proceeding (whether against Purchaser or against any other Person) with respect to which any Indemnitee may be entitled to indemnification, compensation or reimbursement pursuant to this Section 4, the Purchaser shall have the right, at its election, to have the Seller assume the defense of such claim or Proceeding (in which case the Seller must proceed with the defense of such Claim or Proceeding) or to assume the defense of such claim or Proceeding, with Purchaser’s legal costs and expenses of the Purchaser’s defense being at the sole expense of the Purchaser (it being understood that payments made to such third party in connection with such claim or Proceeding are not legal defense costs and it being further understood that if the Purchaser elects that the Seller shall assume the defense, in the event that the Seller breaches its obligation to do so, the Purchaser’s legal costs and expenses of such defense would not be at Purchaser’s sole expense but rather would be taken into account in calculating the Purchaser’s indemnifiable Damages).

xviii. If the Purchaser so elects to assume the defense of any such claim or Proceeding:

1. the Seller shall have the right, at any time, to participate in the defense of such claim or Proceeding at its own expense; and

2. the Purchaser shall keep the Seller informed of all material developments and events relating to such claim or Proceeding.

xix. If the Purchaser does not elect to assume the defense of any such claim or Proceeding (or if, after it initially assumes such defense, the Purchaser abandons such defense) or elects that the Seller assume the defense of such claim or Proceeding, the Seller shall proceed with the defense of such claim or Proceeding on its own at the sole expense of the Seller, and:

1. the Purchaser shall have the right, at any time, to participate in the defense of such claim or Proceeding at its own expense; and

2. the Seller shall keep the Purchaser informed of all material developments and events relating to such claim or Proceeding.

xx. Each party shall make available to the other party any non-privileged documents and materials in the possession of such party, or any other Indemnitee controlled by or affiliated with such party, that may be necessary to the defense of such claim or Proceeding

xxi. Notwithstanding anything to the contrary in this Section 4, neither party nor any other Indemnitee shall settle, adjust or compromise any claim or Proceeding without the prior written consent of the other party, such consent not to be unreasonably withheld.

1.42 Claims for Indemnification; Exercise Of Remedies By Indemnitees Other Than The Purchaser or Seller.

xxii. Except as set forth in Section 4.7(b) below, claims for indemnity by an Indemnitee pursuant to this Section 4 shall be made by delivery of a Claim Notice (as defined below) to the indemnifying parties; provided, however, that no delay on the part of any Indemnitee in notifying the indemnifying parties shall relieve such indemnifying parties from any obligation hereunder unless (and then solely to the extent) such indemnifying parties are thereby prejudiced. For purposes of this Section 6.6, “Claim Notice” shall mean a notice (i) stating that such Indemnitee has become aware of a matter that may give rise to an indemnifiable claim or has suffered, accrued or incurred any Damages or anticipates that it may suffer, accrue or incur any Damages and (ii) specifying the facts pertinent to such indemnification claim and the individual items of losses, costs and other Damages so stated and, in the case of potential Damages, the basis for such potential Damages.

1. Any indemnifying party may make a written objection (an “Objection Notice”) to any claim for indemnification stating the basis for such objection in reasonable detail to permit the Indemnitees to evaluate such objection. Such Objection Notice shall be delivered to the Indemnitees within 10 Business Days after delivery of the Claim Notice to such indemnifying parties.

2. If no indemnifying party timely delivers an Objection Notice in accordance with Section 4.7(a)(i) above, such failure to object shall be deemed an irrevocable acknowledgment by such indemnifying parties that the Indemnitees are entitled to the full amount of the claim for Damages arising from the indemnification claim as set forth in such Claim Notice.

3. The indemnifying parties and the Indemnitees shall attempt in good faith to resolve any claim for indemnification to which an Objection Notice is made. If the indemnifying parties and the Indemnitees are unable to resolve a claim for indemnification to which an Objection Notice has been timely delivered in accordance with Section 4.7(a)(i) above within 30 days after delivery thereof, any indemnifying party that filed an Objection Notice may pursue any other right or remedy provided in this Agreement or as otherwise allowed by law or equity.

4. Entry of an order by a court of competent jurisdiction as to the validity and amount of any claim in such Claim Notice shall be final, binding and conclusive upon the parties to this Agreement.

xxiii. If any third party notifies any Indemnitee with respect to any matter that may give rise to a claim for indemnification against any indemnifying party under this Section 4, then the Indemnitee shall promptly notify the indemnifying party thereof in writing; provided, however, that no delay on the part of such Indemnitee in notifying the indemnifying party shall relieve such indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party is thereby prejudiced.

xxiv. Notwithstanding anything in this Agreement to the contrary, no Indemnitee (other than the Purchaser or Seller or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement.

xxv. Any Damages for which the Seller is liable pursuant to Section 4.2(a) (other than with respect to the Specified Seller Representations) shall first be satisfied from the escrow account established pursuant to the Indemnification Escrow Agreement.

(ix)	CERTAIN OTHER AGREEMENTS; POST-CLOSING COVENANTS.

1.43 Publicity. The parties hereto shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of either party without the prior written consent of the other party, which consent shall not be unreasonably withheld; (b) the parties keep the terms of this Agreement and the other Transaction Documents strictly confidential; and (c) the parties refrain from using or disclosing to any other Person, any non public document or other information that relates directly or indirectly to the other party; provided, however that nothing set forth in this Section 5.1 shall apply to any disclosure required by applicable statute, rule or regulation or by the exchange upon which the securities of a party are listed. Nothing contained in the foregoing clause shall be construed to limit Purchaser’s rights to issue any press releases or other publicity concerning the Business after the Closing Date so long as such press release or publicity, as applicable, does not concern any of the Transactions or the terms of any of the Transaction Documents.

1.44 Nonsolicitation of Employees. Each party agrees that, during the Nonsolicitation Period, it shall not, and shall not permit any of its Affiliates to directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on its own behalf or on behalf of any other Person) any employee of the other party or any Affiliate of the other party, to leave his or her employment with the other party or any Affiliate of the other party, except as set forth on Schedule 5.2.

1.45 Noncompetition. The Seller agrees that for the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date neither it nor any of its Subsidiaries shall, directly or indirectly, alone or with others, as stockholders or otherwise, invest in, contribute capital to, raise capital for or participate or engage in the business or management of any business (including its own) that competes with the Business; provided, however, that Seller shall not be deemed to engage in competition with the Business by virtue of its ownership of less than 5% of the outstanding stock of any publicly traded corporation; and provided, further, however, that the forgoing shall not preclude any sale of all or substantially all of Seller’s assets or stock, whether by merger, consolidation, purchase or otherwise, to any business that may or does compete with the Business.

1.46 Assignment of Contracts. To the extent that any of the Assigned Contracts, or any Contract that the Purchaser has assumed pursuant to Section 6.1(b), is not capable of being sold, assigned, transferred or set over to the Purchaser without the consent, release or waiver of any third person (including any Governmental Body), or if such sale, assignment, transfer or setover or attempted sale, assignment, transfer or setover would constitute a Breach thereof or a violation of any law or regulation, this Agreement shall not constitute a sale, assignment, transfer, or setover or an attempted sale, assignment, transfer or setover thereof. In those cases where consents, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to the Purchaser of the Assigned Contracts, this Agreement, to the extent permitted by law, shall constitute an equitable assignment by the Seller to the Purchaser of all of the Seller’s rights, benefits, title and interest in and to the Assigned Contracts, and where necessary or appropriate, the Purchaser shall be deemed to be the Seller’s agent for the purpose of completing, fulfilling and discharging all of the Seller’s rights and liabilities arising after the Closing Date under such Assigned Contracts and shall indemnify, defend and hold harmless the Seller and the Seller’s Related Parties and Affiliates from and against any third party claims arising from the Purchaser’s actions or failure to act with respect to any such Assigned Contracts. The Seller shall use its commercially reasonable efforts to provide the Purchaser with the benefits of such Assigned Contracts (including, without limitation, permitting the Purchaser to enforce any rights of the Seller arising under such Assigned Contracts), and the Purchaser shall, to the extent the Purchaser is provided with the benefits of such Assigned Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of the Seller under such Assigned Contracts. Following the Closing, the Seller shall continue to use commercially reasonable efforts to obtain any necessary consents, releases or waivers as quickly as practicable, and once a consent, release or waiver is obtained, the Seller shall promptly assign, transfer, convey and deliver the applicable Assigned Contract to the Purchaser, and the Purchaser shall assume the obligations under such Assigned Contract.

1.47 Accounts Receivable. From and after the Closing, in the event that the Seller collects any accounts receivable which arise from the rendering of services or the sale of goods by the Purchaser on or after June 13, 2008, on the one hand, or the Purchaser collects any accounts receivable which arise from the rendering of services or the sale of goods by the Seller before June 13, 2008, on the other hand, the Seller and the Purchaser shall pay the full amount of such collected accounts receivable to the other party, by wire transfer of immediately available funds to an account designated by such party, within 10 Business Days of collection of such accounts receivable by the Seller or the Purchaser, as applicable.

1.48 Employees and Employee Benefits.

i. The Purchaser may offer employment to the Seller Employees listed on Schedule 5.2. The Seller Employees who accept offers of employment from the Purchaser, or who otherwise become employees of the Purchaser by operation of law due to any applicable business transfer laws or similar laws in connection with this Agreement, shall be referred to herein as “Transferred Employees.” Upon notification by the Purchaser that a Seller Employee will not be a Transferred Employee, Seller shall either terminate or redeploy such Seller Employee; provided however that any Seller Employee who will not become a Transferred Employee located in Korea shall be terminated.

ii. In connection with the offers of employment described above in this Section 5.5(a), Seller shall not interfere with the Purchaser’s solicitation of such Seller Employees, and Seller shall provide such assistance as the Purchaser may reasonably request in connection with such solicitation.

iii. Except as otherwise provided in this Section 5.5, the Seller shall retain sponsorship of, and all assets of, and liabilities under and with respect to, the Seller Employee Plans in accordance with the terms of such arrangements.

iv. Seller shall promptly pay or provide when due to all Seller Employees all compensation and benefits earned or accrued prior to and through the date upon which the Transferred Employees begin active employment with Purchaser (the “Employment Transfer Date”), pursuant to the terms of any compensation arrangements, employment agreements and employee pension or welfare benefit plans, programs or policies in existence as of the date hereof, including, but not limited to, any of Seller’s variable compensation, sales, bonus or incentive compensation plans such as Seller’s Field Sales Plan, Global Services Management Plan, Sales Incentive Plan, Incentive Compensation Program, and Global Services Incentive Compensation Bonus Pool Plan (the “Seller’s Variable Compensation, Incentive and Bonus Plans”), even where the date for any such payment may fall after the Employment Transfer Date.

On and after the Employment Transfer Date, the Purchaser shall pay or provide, or shall cause one of its Affiliates to promptly pay or provide, when due, to all Transferred Employees all compensation and benefits required to be paid or provided pursuant to the terms of any individual agreement with any Transferred Employee or pursuant to the terms of any relevant agreements entered into, or approved, by the Purchaser; it being understood that to the extent the Purchaser is obligated to pay or provide any compensation or benefits whatsoever under the Seller’s Variable Compensation, Incentive and Bonus Plans after the Employment Transfer Date, the Seller will be responsible for the pro rata portion of such amounts due and payable to the Transferred Employees related to such Variable Compensation, Incentive and Bonus Plans for work performed while any such Transferred Employees were Seller Employees prior to and through the Employment Transfer Date.

v. Transferred Employees shall cease to participate in the Seller Employee Plans as of the Employment Transfer Date, and following the Employment Transfer Date, such plans shall only be required to pay claims of Transferred Employees or their dependents or beneficiaries required to be paid under the terms of such plans or as required by law.

vi. The Seller shall retain all Liabilities arising under COBRA with respect to all Seller Employees, and all “qualified beneficiaries” of such employees (including any “M&A qualified beneficiaries”), for whom a “qualifying event” occurs in connection with this Agreement or otherwise. The Purchaser shall only have responsibility for Liabilities arising under COBRA with respect to all Transferred Employees, and all “qualified beneficiaries” of such employees (including any “M&A qualified beneficiaries”), for whom a “qualifying event” occurs on or after the Employment Transfer Date. The terms “qualified beneficiaries” and “qualifying event” shall have the meaning ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA, and the term “M&A qualified beneficiary” shall have the meaning ascribed to it under Section 54.4980B-9 Q&A-7 of the Treasury regulations.

vii. The Seller and the Purchaser agree to cooperate with each other in good faith in effectuating the provisions of this Section 5.5, and to furnish each other promptly with such information concerning Seller Employees and Seller Employee Plans, arrangements or policies as is necessary and appropriate to carry out the terms hereof.

viii. No provision of this Section 5.5 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller whether in respect of continued employment (or resumed employment) with the Purchaser or otherwise, and no provision of this Section 5.5 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Seller Employee Plan or any plan or arrangement which may be established by the Purchaser. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Purchaser, nor shall any provision of this Agreement limit in any respect Purchaser’s right to modify the Transferred Employees’ terms and conditions of employment after the Employment Transfer Date. Nor shall any provision of this Agreement require Purchaser to employ any of the Transferred Employees for any specified period of time following the Employment Transfer Date.

ix. The Seller shall be fully responsible for any and all Liabilities arising out of or relating to: (a) Seller’s employment or termination of employment of any Seller Employee; (b) the Seller Employee Plans; (c) workers compensation claims of Seller Employees arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) prior to or on the Employment Transfer Date; (d) the WARN Act, including all losses, penalties, backpay relating to any failure to give adequate notice of a “mass layoff” or “plant closing” under the WARN Act, if the employment loss contributing to such “mass layoff” or “plant closing”: (i) occurs immediately prior to, or on or after, the Employment Transfer Date; and (ii) consists of Employment Loss for any Seller Employee who is not listed on Section 5.2 of the Disclosure Schedule or who, though listed on Section 5.2 of the Disclosure Schedule, is not made an offer of employment by Purchaser pursuant to this Agreement; (e) any regulations rules or laws related to the transfer of undertakings or business transfers laws, including but not limited to any such regulations, rules or laws implementing the European Union’s Acquired Rights Directive (“ARD”), (which for the avoidance of doubt shall include the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”)) (including any transfer of the Seller Employees to the Purchaser or any of its Affiliates by law and any claim by or on behalf of any of the Seller’s employees against the Purchaser or any its Affiliates (which for the avoidance of doubt shall include any claims for failing to inform and consult under the ARD and/or claims under regulation 15 of TUPE)); (f) any failure to comply with any other legal requirements relating to the Seller’s employment of the Seller Employees; (g) any claim by any of the Seller’s Employees, whether or not disclosed in Section 2.11(a) of the Disclosure Schedule, that any Liabilities regarding their employment by Seller has transferred to the Purchaser or any of its Affiliates by operation of law in respect of their employment by Seller or termination of employment by Seller, whether arising before or after the Employment Transfer Date, including but not limited to any claims for failure to inform or consult under the ARD, TUPE or other business transfer and similar laws and for severance liabilities related to the transfer of employment to the Purchaser; and (h) any claim by any of the Seller’s Employees against the Purchaser or any of its Affiliates in respect of any failure to provide early retirement benefits arising out of their employment by Seller that do not constitute old age, invalidity or survivor’s benefits within the meaning of the ARD, TUPE or otherwise, which have transferred to the Purchaser or any of its Affiliates (collectively, the “Retained Employment Liabilities”). The Retained Employment Liabilities shall also include any Liabilities relating to change in control agreements, notice and/or consultation obligations, notice of termination or notice payments in lieu of notice, severance payments, sale bonuses and other retention arrangements established by the Seller or its Affiliates regardless of whether such Liabilities arise before, on or after the Employment Transfer Date.

(X)	MISCELLANEOUS PROVISIONS.

1.49 Further Assurances.

i. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions and putting Purchaser in possession and control of all of the Assets. Seller hereby irrevocably nominates, constitutes and appoints Purchaser as the true and lawful attorney-in-fact of Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes Purchaser, in the name of and on behalf of Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that Purchaser may deem appropriate for the purpose of: (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets; or (ii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Seller. Such power may be exercised by Purchaser only if and to the extent Seller breaches its covenants under the first sentence of this Section 6.1.

ii. If there is a contract related primarily to the Business which is not listed on Schedule 1.1(a) as of the Closing, the Seller shall so notify the Purchaser as promptly as possible (which notice shall include a true and correct copy of such Contract and all amendments thereto) and the Purchaser may elect to assume that Contract without the payment of further consideration. If the Purchaser electes to assume such Contract, Seller shall execute an Assignment and Assumption Agreement with respect to such Contract, substantially similar to the Bill of Sale, and such Contract shall be deemed to be an Assigned Contract as of such date and thereafter.

1.50 Continuing Access to Information and Confidentiality.

(a) After the Closing Date, Purchaser shall give Seller and its Representatives reasonable access during normal business hours to (and shall allow Seller and its Representatives to make copies of) any accounting books and records and other financial data acquired by Purchaser hereunder as may be necessary for: (a) preparation of tax returns and financial statements which are the responsibility of Seller; (b) management and handling of any tax audits and tax disputes; and (c) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any civil litigation, or for any other reasonable purpose. After the Closing Date, Seller shall give (and shall cause its Subsidiaries to give) Purchaser and their Representatives reasonable access during normal business hours and upon five days notice to any books and records relating to the Assets or the pre-Closing Business of Seller and its Subsidiaries that are not acquired by Purchaser hereunder as may be necessary for Purchaser to conduct the Business as presently conducted, provided that Purchaser and its Representatives maintain the confidentiality of such information pursuant to Letter Agreement between the parties dated April 18, 2008.

(b) Neither the Seller nor any of its subsidiaries shall use or disclose to any other Person, any nonpublic document or other information that relates to the Business or the Assets and shall maintain the confidentiality of all copies of books and records included in the Assets but retained (or copies of which are retained) by the Seller or to which they or their Representatives receives access or makes copies pursuant to Section 6.2 or Section 4.7; provided, however, that the foregoing restrictions shall not apply to the extent a disclosure is required to be made by law (including, but not limited to, tax purposes, regulatory authorities or stock exchange rules) or to the extent the information to be disclosed has been publicly disclosed other than by the Seller.

1.51 Fees and Expenses.

iii. The Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the furnishing of information to the Purchaser and its Representatives in connection with their investigation and review; (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transaction Documents and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

iv. The Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transaction Documents and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

1.52 Sales Taxes. Any sales taxes, use taxes, transfer taxes or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions shall be paid by the Seller when due. The Purchaser shall be solely responsible for all other taxes, charges, fees and expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

1.53 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transaction Documents or the enforcement of any provision of any of the Transaction Documents is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

1.54 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) if delivered on a Business Day and, if not, on the first Business Day thereafter, to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:

Openwave Systems Inc.

2100 Seaport Blvd.

Redwood City, CA 94063

U.S.A.

Fax: (650)480-7440

Attn:  GeneralCounsel

with a copy to:

Coblentz, Patch, Duffy & Bass LLP

One Ferry Building, Suite 200

San Francisco, CA 94111

Fax: 1-415-989-1663

Attn:  Howard Lasky

if to the Purchaser:

Purple Labs S.A.

Batiment Athena

11 ave. du Lac de Constance

BP 350, 73375 Le Bourget du Lac

France

Fax: 441614863356

Attn:  Simon Wilkinson

with a copy to:

Cooley Godward Kronish LLP

Five Palo Alto Square •3000 El Camino Real

Palo Alto, CA 94306-2155

Fax: 650-849-7400

Attn:  Jennifer DiNucci

 Robin J. Lee

1.55 Time Of The Essence. Time is of the essence with respect to the Transactions set forth in this Agreement.

1.56 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

1.57 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Facsimile signatures shall constitute original signatures for all purposes hereof.

1.58 Governing Law; Venue.

v. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

vi. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, California. Each party to this Agreement:

1. expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Francisco, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

2. agrees that each state and federal court located in the County of San Francisco, California shall be deemed to be a convenient forum; and

3. agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Francisco, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

1.59 Successors And Assigns; Parties In Interest.

vii. This Agreement shall be binding upon the Seller and the Purchaser and their respective successors and permitted assigns. This Agreement shall inure to the benefit of the Seller, the Purchaser, the other Indemnitees and the respective successors and permitted assigns of each of the foregoing.

viii. Purchaser may, in the event of a sale of all or substantially all of the Business or Transferred Assets to any third party, freely assign any or all of its rights under Section 4, in whole or in part, to any such third party without obtaining the consent or approval of Seller. Seller may, in the event of a sale of all or substantially all of the business or assets of such party to any third party, freely assign any or all of its rights under the Agreement, in whole or in part, to any such third party without obtaining the consent or approval of Seller. Subject to the foregoing sentence, neither party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other party’s prior written consent.

ix. Except for the provisions of Section 6 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns. Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transaction Documents, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transaction Documents.

1.60 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it) to seek: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach.

1.61 Waiver.

x. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

xi. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

1.62 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by the Purchaser and the Seller.

1.63 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

1.64 Entire Agreement. The Transaction Documents (including all Exhibits and Schedules thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. The Exhibits and Schedules attached hereto are part of this Agreement as if set forth fully herein.

1.65 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section herein and any other applicable schedule or section of this Agreement to which the applicability of such disclosure is reasonably apparent.

1.66 Construction.

xii. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

xiii. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

xiv. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

xv. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections, Exhibits and Schedules to this Agreement.

[Signature Page Follows]

The parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

BUYER:

Purple Lab S.A., a French company

/s/ Simon Wilkinson
Simon Wilkinson Chief Executive Officer

SELLER:

Openwave Systems Inc., a Delaware corporation

/s/ Jeffrey Li
Jeffrey Li Vice President and General Counsel

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Exhibits, Schedules and the Disclosure Schedule), as it may be amended from time to time.

“Allocation Statement” has the meaning specified in Section 1.2(e).

“Assets” has the meaning specified in Section 1.1.

“Assigned Contracts” has the meaning specified in Section 2.8(a).

“Assumed Liabilities” has the meaning specified in Section 1.2(c).

“Bill of Sale” has the meaning specified in Section 1.4(b)(i).

“Breach”. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

“Business” shall mean the mobile client software business of the Seller, and its direct and indirect subsidiaries, that develops, distributes, markets, sells, licenses, and supports various handset software clients such as browsers, SMS, EMS and MMS and email messaging clients, java clients, UI, widgets, graphics engines and other software designed for mobile handsets.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by federal or state law or executive order to close.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“Claim Notice” has the meaning specified in Section 6.6(a).

“Closing” or “Closing Date” has the meaning specified in Section 1.4(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

“Employment Loss” shall mean “employment loss” as defined in the WARN Act.

“Employment Transfer Date” has the meaning set forth in Section 5.5(d).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, infringement, interference, Order, right of first refusal, preemptive right, impairment, imperfection of title, condition or restriction on the possession, exercise, transfer or of any other attribute of ownership (including any restriction on the transfer of any Asset, any restriction on the receipt of any income derived from any Asset, any restriction on the use of any Asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Asset).

“Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” has the meaning specified in Section 2.14(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Excluded Assets” has the meaning specified in Section 1.1.

“Excluded Liabilities” has the meaning specified in Section 1.2(d).

“Financial Statement” has the meaning specified in Section 2.24.

“First Installment” has the meaning specified in Section 1.2(a)(i).

“Foreign Seller Employee Plans” has the meaning specified in Section 2.12(a).

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indemnification Escrow Agreement” shall mean the Escrow Agreement in substantially the form of Exhibit B hereto.

“Indemnitees”. “Purchaser Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” through “(c)” above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses “(a)” through “(c)” above. “Seller Indemnitees” shall mean the following Persons: (w) the Seller; (x) the Seller’s current and future Affiliates; (y) the respective Representatives of the Persons referred to in clauses “(w)” through “(y)” above; and (z) the respective successors and permitted assigns of the Persons referred to in clauses “(w)” through “(y)” above. “Indemnitees” shall mean the following Persons: (i) Seller Indemnitees and (ii) Purchaser Indemnitees.

“Intellectual Property” shall mean photomasks, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including trademark and service marks, brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, protocols, schematics, specifications, firmware and software code (in any form, including source code and executable or object code), user interfaces, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(A)” through “(E)” above.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, in the context of the Seller, (a) solely with respect to representations and warranties made by Seller in Section 2.7, any fact, matter or circumstance of which any of Dan Witmer, Anand Mahalingam, Anne Brennan, Douglass Gilmartin or Jeff Li had actual knowledge; or (b) with respect to any other section of this Agreement, any fact, matter or circumstance of which any of Dan Witmer, Anand Mahalingam, Anne Brennan or Douglass Gilmartin had actual knowledge.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“License Agreement” has the meaning specified in Section 1.4(b)(ii).

“Magic4 Product” means each software product acquired by Seller from Magic4 Limited on the Magic4 Purchase Date, in the form in which such product existed on the Magic4 Purchase Date.

“Magic4 Purchase Date” shall mean May 11, 2004.

“Magic4 Trademark” means each trademark, service mark, and trade name (along with all Intellectual Property Rights in each of the foregoing) that (a) constitutes Seller IP; and (b) was acquired by Seller from Magic4 Limited on the Magic4 Purchase Date.

“Material Adverse Effect” shall mean any effect or change that would be (or could reasonably be expected to be) materially adverse to the condition (financial or otherwise), operating results, operations or business prospects of the Business or any of the Assets or to the ability of the Seller to consummate timely the Transactions, including any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions related to the Business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Body, and (iv) the taking of any action contemplated by this Agreement or any other Transaction Document.

“Microsoft Escrow Agreement” shall mean the Escrow Agreement in substantially the form of Exhibit C hereto.

“Nonsolicitation Period” shall mean the period commencing on the date of this Agreement and ending on the third anniversary of the date of this Agreement.

“Objection Notice” has the meaning specified in Section 6.6(a)(i).

“Open Source Software” shall mean any software licensed from a third party that requires as a condition of use, modification, or distribution of such third-party software that such third-party software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no charge (e.g., software licensed to the Seller under the GNU General Public License, GNU Lesser General Public License, or Mozilla Public License).

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

“Patent Assignment” has the meaning specified in Section 1.4(b)(i).

“Permitted Encumbrances” means (i) liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and similar liens, (iii) purchase money liens and liens securing payment under capital leases arrangements; (iv) other liens arising in the ordinary course of business which do not, individually or in the aggregate, interfere materially with the use or value of the affected Asset, and (v) liens and other encumbrances set forth in Section 2.6 of the Disclosure Schedule.

“Person” shall mean any individual, Entity or Governmental Body.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Purchase Price” has the meaning specified in Section 1.2(a).

“Purchaser” means Purple Labs S.A., a French corporation.

“Registered IP shall mean all Intellectual Property Rights relating to Seller IP that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing. “Registered IP” shall not refer to any Intellectual Property Rights in or related to Magic4 Trademarks.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Consents” shall mean all Assigned Contracts which require consent for assignment to Purchaser.

“Retained Employment Liabilities” has the meaning set forth in Section 5.5(i).

“Retained Sales Tax Liabilities” has the meaning set forth in Section 6.4.

“Second Installment” has the meaning set forth in Section 1.2(a)(ii).

“Seller” means Openwave Systems, Inc., a Delaware corporation.

“Seller Affiliate” shall mean any Person under common control with the Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Seller Employee” shall mean any current or former employee or independent contractor of the Seller or any of its subsidiaries or Affiliates, a material portion of whose time is or has been dedicated to the Business.

“Seller Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Seller or any Seller Affiliate and any Seller Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Seller Employee which is terminable “at will” without any obligation on the part of the Seller or any Seller Affiliate to make any payments or provide any benefits in connection with such termination.

“Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including (to the extent applicable) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Seller Affiliate for the benefit of any Seller Employee, or with respect to which the Seller or any Seller Affiliate has or may have any liability or obligation, except such definition shall not include any Seller Employee Agreement.

“Seller IP” shall mean the Intellectual Property listed in Schedule 1.1 and all Intellectual Property Rights therein.

“Seller Products” shall mean all of Seller’s products and services offered, marketed, sold or provided as part of Business prior to the Closing.

“Seller’s Remaining Business” shall mean (a) all of Seller’s business activities prior to the Closing except for the Business; and (b) all of Seller’s future business activities other than the development, distribution, marketing, sale, license, and support of handset software clients such as browsers, messaging clients, java clients, UI, widgets, graphics engines and other software designed for mobile handsets.

“Seller’s Variable Compensation, Incentive and Bonus Plans” has the meaning specified in Section 5.5(d).

“Specified Purchaser Representations” shall mean the representations and warranties of Purchaser contained in Sections 3.1 and 3.3.

“Specified Representations” shall mean the Specified Seller Representations and the Specified Purchaser Representations.

“Specified Seller Representations” shall mean the representations and warranties of Purchaser contained in Sections 2.1 and 2.5.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

“Threshold Amount” has the meaning specified in Section 6.3(f).

“Trademark Assignment” has the meaning specified in Section 1.4(b)(i).

“Transaction Documents” shall mean: (a) the Agreement, (b) the Bill of Sale, (c) the Patent Assignment, (d) the Trademark Assignment, (e) the License Agreement, (f) the Transition Services Agreement, and (g) each of the documents and agreements referenced herein or therein or executed by the parties in connection herewith or therewith.

“Transactions” shall mean (a) the execution and delivery of the respective Transaction Documents, and (b) all of the transactions contemplated by the respective Transaction Documents, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser; (iii) the license of rights granted pursuant to the License Agreement; and (iv) the performance by the Seller and the Purchaser of their respective obligations under the Transaction Documents, and the exercise by the Seller and the Purchaser of their respective rights under the Transaction Documents.

“Transferred Employees” has the meaning specified in Section 5.6(a).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar Legal Requirement under state or local law.

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